Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National
Research Corporation:

We consent to the use of our reports dated February 6, 2004, with respect to the consolidated balance sheets of National Research Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Lincoln, Nebraska
November 10, 2004